Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Form S-8 Registration Statements (no. 333-2202120) of CurAegis Technologies, Inc. of our report dated March 27, 2020 relating to our audit of the consolidated financial statements, which appear in the Annual Report on Form 10-K of CurAegis Technologies, Inc. for the year ended December 31, 2019.

/s/ Freed Maxick CPAs, P.C.

Buffalo, New York

March 27, 2020